UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

Claimsnet.com Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14665	75-2649230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

17304 Preston Road, Suite 700, Dallas, Texas

(Address of Principal Executive Offices) (Zip Code)

(972)818-0720

Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2013, the Board of Directors of Claimsnet.com Inc. (the “Company”) affirmed the preexisting employment agreement of Messrs. Hagler, May, Westmorland, and Hoover.

Stuart G. Hagler, is a director and Chief Executive Officer for TransCoastal, and Claimsnet.com. Mr. Hagler has and has been with TransCoastal since its inception in 1998. In 1987 he received his Bachelor's degree in Economics from Southern Methodist University in Dallas, Texas and in 2009 he received his Master's Degree in Business Administration from the same school. His primary responsibility as CEO is overseeing the day-to-day activities and managing the strategic direction of TransCoastal.

Mr. Hagler’s employment agreement provides for a base salary of $50,000 per month, with a minimum cash payment of $10,000 per month. If the cash payment is below $50,000, but above $25,000, Mr. Hagler will receive 100,000 shares of common stock. If the payment is above $10,000, but less than $25,000 Mr. Hagler will receive 200,000 shares of common stock. The contract provided for annual renewals after the first year. The contract contains provisions for reimbursement of ordinary and normal expenses paid on behalf of the Company to be reimbursed, participation in any benefits provided to employees of the Company, and for compensation if the agreement is terminated or if there is a change in control.

David J. May, is a director and President-Acquisitions for TransCoastal, and Claimsnet.com. Mr. May has been with TransCoastal since its inception in 1998. His primary responsibilities are for lease acquisition working directly with prospect generation sources, and the due diligence associated with those properties.

Mr. May’s employment agreement provides for a base salary of $50,000 per month, with a minimum cash payment of $10,000 per month. If the cash payment is below $50,000, but above $25,000, Mr. May will receive 100,000 shares of common stock. If the payment is above $10,000, but less than $25,000 Mr. May will receive 200,000 shares of common stock. The contract provided for annual renewals after the first year. The contract contains provisions for reimbursement of ordinary and normal expenses paid on behalf of the Company to be reimbursed, participation in any benefits provided to employees of the Company, and for compensation if the agreement is terminated or if there is a change in control.

W. A. Westmorland, is a director and President-Operations for TransCoastal and Claimsnet.com. Mr. Westmorland has been with TransCoastal since its inception in 1998. Mr. Westmorland's primary responsibility is overseeing operation of the corporations existing wells and supervising the drilling of the corporation's new wells through TransCoastal's operating subsidiary CoreTerra Operating LLC.

Mr. Westmorland’s employment agreement provides for a base salary of $50,000 per month, with a minimum cash payment of $10,000 per month. If the cash payment is below $50,000, but above $25,000, Mr. Westmorland will receive 100,000 shares of common stock. If the payment is above $10,000, but less than $25,000 Mr. Westmorland will receive 200,000 shares of common stock. The contract provided for annual renewals after the first year. The contract contains provisions for reimbursement of ordinary and normal expenses paid on behalf of the Company to be reimbursed, participation in any benefits provided to employees of the Company, and for compensation if the agreement is terminated or if there is a change in control.

Judson “Rick” F. Hoover is the Chief Financial Officer for TransCoastal and Claimsnet.com. Prior to his recent appointment with TransCoastal Corporation as CFO, Mr. Hoover from December 2004 to March 2007 served as Chief Financial Officer for Ness Energy International, a publicly traded oil and gas company with operations in Texas and Israel. From June 2007 to June 2009, he served as Controller for Union Drilling, Inc., another publicly traded oil field services company, and from March 2011 to September 2012 he served as Chief Financial Officer for Sun River Energy, a publically traded independent oil and gas company. Mr. Hoover joined TransCoastal as Chief Financial Officer in January, 2013. Mr. Hoover is a licensed CPA from the State of Colorado. Mr. Hoover has a B.S. in Accounting from Regis University and a Master Degree in Taxation from the University of Colorado at Denver.

Mr. Hoover’s employment agreement provides for a base salary of $35,000 per month, with a minimum cash payment of $12,000 per month. If the cash payment is below $35,000, but above $25,000, Mr. Hoover will receive 75,000 shares of common stock. If the payment is above $12,000, but less than $25,000 Mr. Hoover will receive 150,000 shares of common stock. The contract provided for an initial term of two years with annual renewals after the first year. The contract contains provisions for reimbursement of ordinary and normal expenses paid on behalf of the Company to be reimbursed, participation in any benefits provided to employees of the Company, and for compensation if the agreement is terminated or if there is a change in control.

9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description
10.1	Employment Agreement as of January 1, 2011 by and between TransCoastal Corporation and Stuart Hagler.
10.2	Employment Agreement as of January 1, 2011 by and between TransCoastal Corporation and David May.
10.3	Employment Agreement as of January 1, 2011 by and between TransCoastal Corporation and W.A. Westmorland.
10.4	Employment Agreement as of January 24, 2013 by and between TransCoastal Corporation and J.F. Hoover.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Claimsnet.com, INC.

Date: June 14, 2013	By:	/s/ Stuart Hagler.
		Name:	Stuart Hagler.
		Title:	Chief Executive Officer

4